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                                                                       Exhibit 5

      [Letterhead of Diederik van Wassenaer, General Counsel of ING Group]


ING Groep N.V.
Strawinskylaan 2631
P.O. Box 810, 1000 AV Amsterdam
The Netherlands

Date
26 juni 2000

SUBJECT:
ING Groep N.V. - Registration under the Securities Act 1933 of Ordinary Shares in the share capital of ING Groep N.V. and of Bearer Depositary Receipts in respect of Ordinary shares in the share capital of ING Groep N.V., each as described in the Registration Statement on Form F-4 in connection with the offering of American Depositary Shares ("ADSs").

Dear Sirs,

This opinion is being provided to you in my capacity as General Counsel of ING Groep N.V. (the "Company"), a company incorporated under the laws of the Netherlands, in connection with the contemplated offering of ADSs, evidenced by American Depositary Receipts ("ADRs") with each ADS representing one Bearer Depositary Receipt, each of which represents an interest in one Ordinary Share, nominal value NLG 1.00 per Ordinary Share. In connection herewith, I have examined such trust and corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

For the purpose of rendering this opinion I have assumed:

(i) the genuineness of all signatures (other than those of the Company) and the authenticity of all documents and papers submitted to me; and that copies of all documents and papers submitted to me as copies are complete and conform to the originals thereof.

(ii) that the Ordinary Shares have been issued and duly accepted by the subscribers therefor (a) in accordance with any applicable law and (b) with such terms so as not to violate any applicable law (including, for the avoidance of doubt, any law applicable at the time of such issue and acceptance) and that, upon issue, at least a consideration (in cash or in kind) was paid to the Company on each of such Ordinary Shares with a value equal to the nominal amount thereof and any premium agreed upon at the issue thereof in accordance with the laws of the Netherlands;

(iii) that the information in the Shareholders Register relating to the Ordinary Shares is correct;


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(iv)     that the Bearer Depositary Receipts have been issued by the Trust and duly accepted by the subscribers therefor (a) in accordance with any applicable law, (b) in exchange for shares duly issued to and accepted by the Trust and (c) in accordance with the Trust Agreement.

I have not investigated the law of any jurisdiction other than the Netherlands as it stands and has been interpreted in published case law of the courts in The Netherlands as at the date of this opinion and I do not express an opinion on the law of any jurisdiction other than the Netherlands nor do I express any opinion on taxation laws.

Terms and expressions of law and of legal concepts as used in this opinion have the meaning in this opinion attributed to them under the law of the Netherlands and this opinion should be read and understood accordingly.

Based upon the foregoing (including the assumptions set out above in paragraphs
(i) up to and including (iv)) and subject to any factual matters, documents and events not disclosed to me in the course of my examination referred to above, I am, at the date hereof, of the following opinion:

1. The Company has been duly incorporated and is validly existing under the laws of the Netherlands as a legal entity in the form of a "naamloze vennootschap".

2. The Ordinary Shares have been duly authorized and have been validly issued by the Company in accordance with the laws of the Netherlands and the provisions of the Articles of Association applicable thereto, have been fully paid up and are non-assessable.

3. The Bearer Depositary Receipts have been validly issued by the Trust in accordance with the laws of the Netherlands and the Trust Agreement applicable thereto and are non-assessable.

Without my prior written consent, this opinion letter may not be transmitted to or filed with any person, firm, company or institution.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement to be filed with the SEC and to the reference in the Prospectus under the heading "Legal Opinions". In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                     Yours sincerely,
                                                     /s/ Diederik van Wassenaer